[***] CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT MARKED BY BRACKETS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934 AS AMENDED.

LOAN AGREEMENT NO. 301998 by and between

Crailar Technologies Inc.

Canada and

IKEA Supply AG Switzerland

This Loan Agreement is made and effective as of the 29th day of November, 2013.

BY AND BETWEEN

1. Crailar Technologies Inc.
Suite 305-4420 CHATTERTON WAY
VICTORIA BC VSX 5J2
CANADA
Incorporation number: BC0572867, hereinafter referred to as the "Borrower" and

2. IKEA Supply AG
Grüssenweg 15
CH-4133 Pratteln
SWITZERLAND, hereinafter referred to as "IKEA" The parties have agreed as follows:

Article 1 THE LOAN

1.1 IKEA hereby as a lender grants to Borrower, who hereby accepts from IKEA, a loan (hereinafter referred to as the "Loan'') in an amount and in a currency of EUR 2'190'000.--, and in words two million one hundred ninety thousand Euro subject to the terms and conditions hereunder.

1.2 Borrower hereby accepts that IKEA at any time may transfer its rights and obligations, wholly or partially, arising out of or in connection with this Agreement to any company within the IKEA group of companies, without obtaining any prior consent from Borrower.

Article 2 PURPOSE

2.1 The purpose of this Loan is to provide Borrower with a long-term funding in order to finance Borrower's investment in:

460'000,-- EUR     Shipping and installation cost of equipment, to be placed at the company Schrurs Textielveredeling in Belgium

530'000,-- EUR     working capital (mainly purchase of raw material) in connection for the end-production of IKEA articles

760'000,-- EUR     working capital in order to secure the end-production of IKEA articles

440'000,-- EUR     Purchase of [***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Article 3 DRAW DOWN

3.1 Subject to approval in writing by IKEA for each and every draw down, the Loan will be drawn down successively starting from 29.11.2013 to 28.02.2014 at the latest. The Loan will be made available to Borrower through payment to an account in an international well recognised bank designated in writing by Borrower to IKEA, after such account having been registered by IKEA and after Borrower has duly presented to IKEA a written payment request, including relevant documentation to evidence that the investment or other expenses have materialised in accordance to the purpose of this Loan (Article 2), in a form acceptable to IKEA.

The following conditions have to be fulfilled before each and every draw down:

a) Machinery pledges of the amount paid out must be in place not later than January 31st 2014. The pledges will be based on the invoice value of the machinery.

b) Signed Amendment of Licence Agreement between, National Research Council of Canada, the Borrower and IKEA, see Exhibit 1.

c) Signed IKEA Crailar Schrurs Textielveredeling Framework Development

Agreement

d) Signed General Agreement between IKEA and Borrower.

e) Signed Asset Purchase Agreement Crailar Schrurs updated with the changes requested by IKEA

Article 4 INTEREST

4.1 Borrower shall pay interest on the principal outstanding amount of the Loan in the currency of the Loan as set forth in Article 1.1above.

4.2 As of the day of the first draw down of the Loan, the applicable interest rate in the currency of the Loan is fixed at a rate of 1.9%, and in words one point nine percent, per annum.

4.3 Interest will be calculated based on a three hundred and sixty (360) days year.

Any interest shall be paid as set forth in Article 5 below.

4.4 Accrued interest will be yearly capitalised and put interest bearing on each anniversary of the first draw down of the Loan, until the Loan has been repaid in full together with any accrued interest.

Article 5 REPAYMENT

5.1 The principal amount of the Loan, including any interest accrued hereunder, shall be repaid by Borrower to IKEA, net of any withholding or similar taxes or fees collected at the source (if any),according to the following repayment schedule:

20.12.2014 to 20.06.2016    EUR 11'000.--; monthly

25.06.2016                                Outstanding amount including accrued and capitalised interest and shall in all events be repaid in full by Borrower, 25.06.2016 at the latest.

5.2 The repayment as stipulated above including any interest accrued hereunder shall be effected by cash transfer from Borrower to IKEA 's account with IBAN no. __________________________________________________________________.

If Borrower is more than ten (10) days in delay with cash remittance as mentioned above, for whatever reason, the repayment as stipulated above including any interest hereunder and in addition to a handling fee in the currency of the Loan, being the equivalent of one-hundred (100) EUR, may at IKEA 's discretion be executed by deductions from invoices issued by Borrower to IKEA, or any other company within the IKEA group of companies, for deliveries of goods or services ordered in accordance with any agreement for purchase of goods or services, as the case may be. IKEA shall issue debit notes for any such deductions made by IKEA or any other company within the IKEA group of companies.

5.3 Borrower is entitled to prepay, wholly or partially, the principal amount of the Loan subject to prior written notice from Borrower to IKEA, and provided that such prepayment has been accepted in advance by IKEA.

5.4 In the event that Borrower fails to pay any amount of the Loan- whether principal or any accrued interest thereto - on the day such amount is due and payable, Borrower shall pay to IKEA on such overdue amount a default interest at a rate per annum, being the one (1) month LIBOR rate (at the date of default) for the currency of the Loan plus ten (10) percent points, to be calculated from the day such amount became due and payable up to and including the actual day of payment.

5.5 Borrower hereby unconditionally and irrevocably grants to IKEA a right to set-off its claims against claims due, or which at any time may become due, which Borrower might have toward IKEA or any company within the IKEA group of companies.

Article 6 SECURITY

Borrower shall honour the following as a guarantee for Borrower's fulfilment of its obligations hereunder:

6.1.1 The fulfilment of Borrower's obligations hereunder shall be secured by pledge on machinery, partly financed by the means of this Loan in the amount of minimum EUR 2,190,000.--. Borrower shall register such pledge in favour of IKEA at the relevant local court or pledge registry in which the property is situated. Such pledge has to be registered no later than 31. January 2014 and Borrower shall submit to IKEA, latest one week after the said date, signed and notarised orderly excerpts from relevant pledge registry confirming the proper registration of the pledge.

Detailed specification of machinery

Estimated Value in Euro

[***]	350 000
[***]	139 000
[***]	492 000
[***]	429 000
[***]	55 000
[***]	47 000
[***]	124 000
[***]	10 500
YALE Forklift SER# 04E101211SU cost $16,200	12 000
[***]	26 000
Stainless Steel Tanks [***]	20 000
[***]	85 000
[***]	447 000

6.1.2 Borrower hereby declares that the above mentioned objects of the pledge are his sole property and that they are not burdened with rights of third parties and there are no limitations as to the disposal of the pledge objects by the Borrower.

6.1.3 IKEA shall leave the objects of the pledge at the disposal of the Borrower who may only use these objects for the manufacture of goods being IKEA products supplied to IKEA companies, unless otherwise agreed by IKEA and Borrower.

6.1.4 In case any of the pledge objects should be used up, they will be replaced by other objects of the same kind, in the same quantity, of the same quality and of approximately the same value.

6.1.5 The Borrower shall provide the pledge objects with a visible sign with the inscription:

"Object of pledge in the name of IKEA Supply AG, Switzerland".

6.1.6 IKEA, or IKEA's authorised representatives, shall at any time during regular business hours have the right to inspect the objects of pledge.

6.1.7 The Borrower agrees to insure the machinery pledged in favour of IKEA, with an international reputable insurance company against all risks and in full value with IKEA as the co-beneficiary of the insurance policies, until the Loan has not been repaid in full. Evidence of such insurance shall be presented, upon request, to IKEA.

6.2 Seller shall deliver to IKEA in original a signed Amendment of Licence Agreement between , National Research Council of Canada, the Borrower , and IKEA, see Exhibit 1 prior to disbursement of any amounts hereunder.

Article 7 COVENANTS

7.1 Borrower hereby irrevocably covenants to IKEA that during the term of this Agreement Borrower shall use the property only for the purposes for which the Loan has been disbursed.

7.2 Borrower hereby irrevocably covenants to IKEA that during the term of this Agreement, Borrower shall not lease, sell, transfer, mortgage or otherwise dispose of the property for which the Loan has been disbursed including through share transfer, without the prior written consent from IKEA.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

7.3 Borrower hereby irrevocably covenants to IKEA that Borrower shall (at the Borrower's cost and expense) at all times during the term of this Agreement, provide for an adequate insurance of the property set forth in Article 2 and Article 6.

The insurance shall be concluded with an international reputable insurance company.

The insurance shall cover Natural Hazards, Fire, Explosion, Water Damage, Burglary and Robbery.

The Borrower shall at all times comply with the terms and conditions of the according insurance policy.

The Borrower shall, upon request, present to IKEA documentation evidencing the insurance coverage according to above.

Article 8 REPRESENTATIONS

8.1 Borrower warrants that:

a) the execution of this Agreement and the performance by Borrower of its obligations hereunder have been duly authorised by all necessary action of Borrower and all registrations and authorisations have been made and the required licenses have been received (subject to such registrations referred to under Article 6 above, which shall be fulfilled within three (3) months from the signing of this Agreement), and do not and will not violate any provision of any law presently in effect having applicability to this Agreement; and

b) this Agreement and any other enclosed agreement have been duly signed by Borrower and constitute a legal, valid and binding obligation of Borrower enforceable against Borrower and that the obligations of Borrower hereunder are direct, unconditional and general obligations of Borrower; and

c) there is no income-tax or any other tax imposed by withholding or otherwise on any payment to be made by Borrower and/or IKEA pursuant to this Agreement.

Article 9 WARRANTIES

9.1 Borrower hereby undertakes towards IKEA as long as the Loan or any part hereof remains outstanding that:

a) Borrower will provide IKEA, upon request, within five (5) months after the end of each financial year with the annual reports on the financial standing (balance sheets); and

b) all necessary actions have been taken by Borrower to execute this Agreement and to authorise the performance of the terms hereof, and the required licences will be valid for the full credit period; and

c) Borrower has not executed and will not execute any security agreement or financial statement covering any of its collateral or assets except for what is stipulated in Article 6 above, and will keep the collateral or assets free from all liens, claims, security interests and encumbrances of any kind or nature except the security interest of IKEA; and

d) do all such acts and take all such steps as may be necessary or appropriate to implement or perfect any security given hereunder under any applicable law; and

e) IKEA, or its authorised representatives, will upon demand be presented all invoices for purchase of the goods for which the Loan has been disbursed; and

f) IKEA, or its authorised representative, may at all times during regular business hours inspect the premises where the goods for which the Loan has been disbursed (including the goods) is situated.

Article 10 EVENTS OF DEFAULT

10.1The total outstanding principal sum of the Loan together with accrued interest and any other charges due under this Agreement will immediately be due and payable without IKEA having to give notice to Borrower or observe any other formality;

i) if Borrower shall default in the due payment of any amount payable hereunder and/or any other agreement for borrowed money on due date; or

ii) if Borrower shall default in the due performance or observance of any provision hereunder and such default has not been remedied within fifteen (15) days after such event has occurred; or

iii) if any covenant, representation or warranty made by Borrower in this Agreement shall at any time prove to be incorrect in any material respect; or

iv) if any licence or authorisation, necessary to enable Borrower to comply with its obligations hereunder shall fail to remain in force and effect; or

v)      if Borrower is declared bankrupt or granted a suspension of payment; or vi)if the security as provided in Article 6 above of this Agreement is not existing or no longer enforceable; or

vii)    if Borrower is in material breach of any agreement referred to in Article 6 above; or

viii)    if Borrower's ownership structure or the direction of the business is substantially changed.

10.2 Borrower undertakes to promptly notify IKEA forthwith in writing of any occurrence of an event of default.

10.3 In the event that the Loan should become immediately due and payable as aforesaid, Borrower will indemnify IKEA for all losses, costs or expenses, including but not limited to legal fees, incurred by IKEA in connection therewith.

Article 11 NO SET-OFF OR COUNTERCLAIM

11.1 All payments to be made by Borrower under this Agreement shall be made to IKEA without set-off or counter-claim and without deduction for any present or future taxes of any nature, unless Borrower is compelled by law to make payments subject to such tax. In such event Borrower shall pay to IKEA such additional amounts as may be necessary to ensure that IKEA receives a net amount in equal to the full amount which IKEA would have received if payment had not been made subject to tax. Borrower shall promptly forward to IKEA certificate of official tax receipts covering all such withholdings.

11.2 Any taxes or fees required to be collected at the source from any amount payable to IKEA shall be paid by Borrower on behalf of IKEA and for the account of IKEA, and the amount to be remitted to IKEA shall be the amount after deduction of such taxes as stipulated in Article 5.1 above.

Article 12 COMMUNICATIONS

12.1 Any notice required to be given to either party hereto shall be deemed sufficient if addressed:

in case of Borrower to the address of the Borrower, and in case of IKEA to:
IKEA Supply AG
Supplier Finance & Administration
Grüssenweg 15
CH-4133 Pratteln
SWITZERLAND

or to such other addresses as may be notified in writing by either party to the other.

Article 13 REIMBURSEMENT OUT OF POCKET EXPENSES

13.1 Borrower shall reimburse IKEA on demand for all out-of-pocket costs and expenses (including legal fees) incurred by IKEA in connection with the enforcement of this Agreement or the protection or preservation of any other right or claim of IKEA in connection with this Agreement.

Article 14 MISCELLANEOUS

14.1 This Agreement and the interpretation thereof shall be construed under and governed by the internal laws of the Kingdom of Sweden without regard to its conflict of laws rules. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute at the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm and the proceedings performed in the English language. The arbitral tribunal shall be composed of three arbitrators.

14.2 Notwithstanding Article 14.1, IKEA may instigate proceedings against Borrower at any competent court having jurisdiction over Borrower.

14.3 This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and replaces any other agreements or understandings, written or oral, which may have existed between them.

14.4 Any amendment and alteration to this Agreement shall be made in writing and signed by both parties, in order to be valid as between the parties hereunder.

14.5 The failure on the part of either party hereto to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right or operate to bar the exercise or enforcement thereof at any time or times thereafter.

14.6 In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

14.7 This Agreement enters into force when the following events have been satisfied:

a) The necessary licence, permits, authorisations and approvals as set forth in this Agreement have been obtained from the relevant authorities; and

b) The agreements referred to in Article 6 above has been signed and entered into force.

This Agreement has been executed in two (2) originals, one (1) for Borrower and one

(1) for IKEA.

Pratteln, 29.11.2013
/s/ Sven Skadinn /s/ Magnus Holmquist IKEA Supply AG Grüssenweg 15 CH-4133 Pratteln Switzerland	/s/ Ken Barker Crailar Fiber Technologies Inc. Ken Barker, C.E.O. Printed name of signatory